UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 9, 2025

Centuri Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42022	93-1817741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
19820 North 7th Avenue, Suite 120
Phoenix, Arizona 85027
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (623) 582-1235
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 per share par value	CTRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On July 9, 2025, Centuri Holdings, Inc., a Delaware corporation (the “Company”), and Centuri Group, Inc., a Nevada corporation (“Centuri Group”), entered into the sixth amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, among the Company, Centuri Group, Centuri Canada Division Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties named therein (as amended by the Amendment, the “Credit Agreement”).

The Credit Agreement was amended to, among other things, (a) join the Company as a borrower; (b) update the change in control provision to permit Southwest Gas Holdings, Inc. to dispose of its ownership in the Company below 51% without triggering an event of default under the Credit Agreement; (c) refinance and replace in full the existing term loan facility with an $800 million term loan facility with a maturity date of July 9, 2032, $93.6 million of which is comprised of new term loans used to refinance existing indebtedness and $706.4 million of which was used to refinance existing term loans; (d) increase the maximum principal amount of the senior secured revolving credit facility from $400 million to $450 million; (e) extend the maturity date of the senior secured revolving credit facility from August 27, 2026 to July 9, 2030; (f) make certain adjustments to pricing, including decreasing the interest rate margin applicable to term loans by 0.25% to 2.25% for SOFR Loans (as defined in the Credit Agreement) and 1.25% for Base Rate Loans (as defined in the Credit Agreement); and (g) modify certain financial and operational covenants.

The following amendments were made to the quarterly financial covenants to which the Company is subject (all financial terms, numbers and ratios are as defined in the Credit Agreement):

•On a rolling twelve-month basis, the Consolidated Total Net Leverage Ratio, defined as consolidated total indebtedness to consolidated EBITDA, shall not exceed 4.50 to 1.00 for any quarter ending prior to September 30, 2026, and 4.00 to 1.00 for any quarter ending on or after September 30, 2026.

•On a rolling four-quarter basis, the Consolidated Interest Coverage Ratio, defined as the ratio of consolidated EBITDA to consolidated interest expense, shall not be less than 2.50 to 1.00.

The obligations under the Credit Agreement remain secured by the present and future ownership interests in substantially all of the Company’s direct and indirect subsidiaries, its direct and indirect subsidiaries’ tangible and intangible personal property, and all products, profits and proceeds of the foregoing.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
10.1*
Amendment No. 6 to Second Amended and Restated Credit Agreement, dated as of July 9, 2025, among Centuri Holdings, Inc., Centuri Group, Inc., Centuri Canada Division Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain of the schedules to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K, as applicable. The Company agrees to furnish a copy of any omitted schedule to the Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURI HOLDINGS, INC.

Date: July 14, 2025	By:	/s/ Gregory A. Izenstark
Gregory A. Izenstark
Executive Vice President and Chief Financial Officer